CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement for BorgWarner Diversified Transmission Products Inc., Muncie Plant Local 287 Retirement Investment Plan on Form S-8 of our reports dated February 17, 2006, relating to the financial statements of BorgWarner Inc. and Consolidated Subsidiaries (the "Company"), and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of BorgWarner Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
______________________________
Deloitte & Touche LLP
Detroit, Michigan

August 14, 2006